UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 6, 2011
GLOBAL DIVERSIFIED INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	333-83231 (Commission File Number)	95-4741485 (IRS Employer Identification No.)

1200 Airport Drive, Chowchilla, CA	93610
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (559) 665-5800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.  below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

Effective May 6, 2011, certain stockholders of Global Diversified Industries, Inc. (the “Company”) holding 53.9% of the voting power of all of the stockholders entitled to vote as of May 6, 2011 authorized and approved by written consent (a) an amendment to the Company’s Articles of Incorporation to effectuate a 1-for-2,500 reverse split (the “Reverse Split”) of the Company’s issued and outstanding shares of common stock, par value $0.001 per share, so that the Company may reduce the number of holders of record of its common stock to fewer than 300 and terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and (b) an amendment to the Company’s Articles of Incorporation to permit the Company to make distributions to its stockholders, including distributions by purchase or redemption, to the fullest extent permitted by Nevada law, for the purpose of cashing out stockholders who, as a result of the Reverse Split, hold solely fractional shares of the Company’s common stock.

If the Reverse Split is effected by the Company’s board of directors, those holders who, as a result of the Reverse Split, would hold solely fractional shares of the Company’s common stock will, in lieu thereof, receive cash payments equal to $0.03 per one pre-Reverse Split share and those holders will no longer be stockholders of the Company. Immediately following the Reverse Split the Company intends to effectuate a 2,500-for-1 forward split (together with the Reverse Split, the “Reverse/Forward Stock Split”) of its then issued and outstanding shares of common stock.

Based on information available to the Company, the Reverse/Forward Stock Split will reduce the number of holders of record of the Company’s common stock to fewer than 300. Provided the Reverse/Forward Stock Split has the intended effect, the Company intends to file a Form 15 with the Securities and Exchange Commission to terminate the registration of its common stock under the Exchange Act.  The Company's board of directors may abandon the Reverse/Forward Stock Split in its sole discretion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2011	GLOBAL DIVERSIFIED INDUSTRIES, INC.

By: /s/ PHILLIP HAMILTON
Phillip Hamilton,
Chairman & Chief Executive Officer